SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                               (AMENDMENT NO. 1)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                            BIG ENTERTAINMENT, INC.
------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 Par Value
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   089144109
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                                 (CUSIP Number)

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                                         SCHEDULE 13G

-----------------------------
CUSIP NO. 089144109
-----------------------------

-------------------------------------------------------------------------------
   1      NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Mitchell Rubenstein

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   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [ ]
                                                                        (b) [ ]

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   3      SEC USE ONLY


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   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.A.
-------------------------------------------------------------------------------
                           5     SOLE VOTING POWER
       NUMBER OF                 2,168,153
        SHARES             6     SHARES VOTING POWER
     BENEFICIALLY                -0-
       OWNED BY            7     SOLE DISPOSITIVE POWER
         EACH                    2,168,153
       REPORTING           8     SHARED DISPOSITIVE POWER
        PERSON                   -0-
         WITH:
-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,168,153(1)
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   10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


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   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          25.5%(2)
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   12     TYPE OF REPORTING PERSON*
          IN
-------------------------------------------------------------------------------

                                  SCHEDULE 13G


-------------------------
        1 With the exception of 100,000 shares owned by Mr. Rubenstein individually, all shares owned by Mr. Rubenstein are held together with Laurie S. Silvers, his spouse, as tenants by the entireties.
        2 Calculated on the basis of 8,161,329 shares of Common Stock outstanding on December 31, 1998.

                               PAGE 2 OF 7 PAGES

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-----------------------------
CUSIP NO. 089144109
-----------------------------

-------------------------------------------------------------------------------
   1      NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Laurie S. Silvers
-------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [ ]
                                                                        (b) [ ]

-------------------------------------------------------------------------------
   3      SEC USE ONLY


-------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.A.
-------------------------------------------------------------------------------
                           5     SOLE VOTING POWER
       NUMBER OF                 2,168,153
        SHARES             6     SHARES VOTING POWER
     BENEFICIALLY                -0-
       OWNED BY            7     SOLE DISPOSITIVE POWER
         EACH                    2,168,153
       REPORTING           8     SHARED DISPOSITIVE POWER
        PERSON                   -0-
         WITH:
-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,168,153(1)
-------------------------------------------------------------------------------
   10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


-------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          25.5%(2)
-------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
          IN
-------------------------------------------------------------------------------

------------------
        1 With the exception of 100,000 shares owned by Ms. Silvers individually, all shares owned by Ms. Silvers are held together with Mitchell Rubenstein, her spouse, as tenants by the entireties.
        2 Calculated on the basis of 8,161,329 shares of Common Stock outstanding on December 31, 1998.

                               PAGE 3 OF 7 PAGES

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ITEM 1(A).     NAME OF ISSUER:

               Big Entertainment, Inc.

ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               2255 Glades Road
               Suite 237W
               Boca Raton, FL  33431

ITEM 2(A).     NAMES OF PERSONS FILING:

               Mitchell Rubenstein and Laurie S. Silvers

ITEM 2(B).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               2255 Glades Road
               Suite 237W
               Boca Raton, FL  33431

ITEM 2(C).     CITIZENSHIP:  SEE ITEM 4 ON COVER PAGE

               U.S.A.

ITEM 2(D).     TITLE OF CLASS OF SECURITIES:

               Common Stock, $.01 Par Value

ITEM 2(E).     CUSIP NUMBER:

               089144109

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

               Not applicable.

                               PAGE 4 OF 7 PAGES

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ITEM 4.        OWNERSHIP:

I.      Mitchell Rubenstein

    (a) Amount Beneficially Owned: 2,168,153 SHARES.

        (b)    Percent of Class:    25.5%(1)

        (c) Number of shares as to which such person has:

               (i)    sole power to vote or to direct the vote         2,168,153

               (ii)   shared power to vote or to direct the vote               0

               (iii)  sole power to dispose or to direct the
                      disposition of                                   2,168,153

               (iv)   shared power to dispose or to direct the
                      disposition of                                           0

II.     Laurie Silvers

        (a)    Amount Beneficially Owned:   2,168,153 SHARES.

        (b)    Percent of Class:    25.5%

        (c) Number of Shares as to which such person has:

               (i)    sole power to vote or to direct the vote         2,168,153

               (ii)   shared power to vote or to direct the vote               0

               (iii)  sole power to dispose or to direct the
                      disposition of                                   2,168,153

               (iv)   shared power to dispose or to direct the
                      disposition of                                           0

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

               Not applicable.

------------------
       1 Calculated on the basis of 8,161,329 shares of Common Stock outstanding on December 31, 1998.

                               PAGE 5 OF 7 PAGES

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
               COMPANY:

               Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

               Not applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP:

               Not applicable.

ITEM 10.       CERTIFICATION:

               Not applicable.

                               PAGE 6 OF 7 PAGES

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                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:  February 16, 1999.                   /s/ MITCHELL RUBENSTEIN
                                             -----------------------
                                             Mitchell Rubenstein



Dated:  February 16, 1999.                   /s/ LAURIE S. SILVERS
                                             -----------------------
                                             Laurie S. Silvers


                               PAGE 7 OF 7 PAGES